Exhibit 99.1

NEWS RELEASE
	Contacts:	G. Janelle Frost, EVP & CFO
AMERISAFE, Inc.
337-463-9052
Ken Dennard, Managing Partner
Karen Roan, Sr.VP
FOR IMMEDIATE RELEASE		DRG&E / 713-529-6600

AMERISAFE ANNOUNCES 2009 FOURTH QUARTER

AND YEAR-END RESULTS

Announces $25 million share repurchase program

DeRidder, LA – March 1, 2010 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty writer of hazardous workers’ compensation insurance, today announced results for the fourth quarter and year ended December 31, 2009.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(in thousands)
Gross premiums written	$49,369	$65,102	$256,454	$307,841

Net income	6,597	5,737	46,431	43,846
Operating net income	6,552	19,093	44,409	59,061
Net combined ratio	96.7%	73.7%	86.9%	81.4%
Return on average equity	8.5%	8.4%	16.0%	17.1%
Operating return on average equity	8.5%	27.8%	15.4%	23.2%

Net income in the fourth quarter of 2009 was $6.6 million compared to $5.7 million in the fourth quarter of 2008, an increase of 15.0%. Excluding net realized after-tax capital gains and losses, operating net income was $6.6 million compared to $19.1 million in the 2008 fourth quarter.

Pre-tax income for the fourth quarter of 2009 included $8.7 million of favorable prior year loss development. The Company also adjusted the current accident year loss ratio for the full year from 69.0% to 73.8%. For the fourth quarter of 2009, this adjustment resulted in $12.1 million of additional loss and loss adjustment expense related to the current accident year. The current accident year loss ratio adjustment was primarily driven by severe claims occurring in the fourth quarter of 2009. For the same period in 2008, pre-tax income included $9.3 million of favorable prior year loss development and $2.2 million of Florida policyholder dividend expense.

Return on average equity for the fourth quarter of 2009 was 8.5% compared to 8.4% for the fourth quarter of 2008. At the end of the fourth quarter of 2009, the Company redeemed its Series C and D redeemable preferred shares for $25.9 million. The average equity calculation for both the fourth quarter and full year includes the redeemable preferred stock carrying value of $25.0 million in beginning equity. Operating return on average equity for the fourth quarter of 2009 was 8.5% compared to 27.8% for the fourth quarter of 2008. The fourth quarter 2008 return on average equity was affected by the net realized after-tax capital losses described below.

Gross premiums written in the fourth quarter of 2009 were $49.4 million compared to $65.1 million in the fourth quarter of 2008, a decrease of 24.2%. Voluntary premiums for policies written in the quarter decreased 11.8%, the effect of which was compounded by negative payroll audits and related premium adjustments for policies written in previous quarters.

Net investment income was $6.8 million for the fourth quarter of 2009 compared to $8.1 million for the fourth quarter of 2008. In the fourth quarter of 2008, the Company recognized other-than-temporary impairments of $14.7 million, primarily related to the Company’s holdings in exchange-traded funds, and $1.2 million of realized losses primarily from the sale of other equity securities. The after-tax effect of the impairments and realized losses was $13.4 million for the fourth quarter of 2008.

Fourth quarter revenues totaled $64.0 million for both 2009 and 2008. Revenues in the fourth quarter of 2008 were impacted by $16.0 million of net realized losses on investments.

Net income for 2009 was $46.4 million compared to $43.8 million for 2008, an increase of 5.9%. Excluding net realized after-tax capital gains and losses, operating net income for 2009 was $44.4 million compared to $59.1 million for 2008, a decrease of 24.8%.

For 2009, pre-tax income included $21.9 million of favorable prior year development and higher current accident year losses. The Company increased the current accident year loss ratio from 68.0% for 2008 to 73.8% for 2009 due to losses experienced. For 2008, pre-tax income included $20.4 million of favorable prior year loss development partially offset by Florida policyholder dividend expense of $2.1 million. The Company’s return on average equity was 16.0% (15.4% on an operating basis) for 2009, compared to 17.1% (23.2% on an operating basis) for 2008.

For 2009, gross premiums written totaled $256.5 million, a 16.7% decrease from gross premiums written of $307.8 million for 2008. Net investment income was $28.0 million for 2009, a decrease of 9.6% over the $31.0 million of net investment income recorded in 2008. Revenues for 2009 totaled $282.2 million, a 6.7% decrease from revenues of $302.4 million for 2008.

Diluted earnings per share allocable to common shareholders were $0.28 in both the fourth quarter of 2009 and the fourth quarter of 2008. Excluding net realized after-tax capital gains and losses, operating earnings per share were $0.32 in the fourth quarter of 2009 compared to $0.94 in the same period in 2008. Weighted average diluted shares outstanding for the fourth quarter of 2009 totaled 19,318,883 shares compared to 19,197,815 shares in the fourth quarter of 2008.

For 2009, diluted earnings per share allocable to common shareholders were $2.22 compared to $2.15 for 2008. Excluding net realized after-tax capital gains and losses, 2009 operating earnings per share were $2.17 compared to $2.90 for 2008. Weighted average diluted shares outstanding for 2009 totaled 19,268,295 compared to 19,141,688 shares for 2008.

The net combined ratio for the quarter ended December 31, 2009 was 96.7% compared to 73.7% for the same period in 2008. Loss and loss adjustment expenses for fourth quarter of 2009 were $42.7 million, or 74.9% of net premiums earned, compared to $37.2 million, or 51.8% of net premiums earned for the fourth quarter of 2008. Total underwriting expenses for the fourth quarter of 2009 were $12.2 million, or 21.4% of net premiums earned, compared to $12.8 million, or 17.8% of net premiums earned, for the fourth quarter of 2008.

The net combined ratio for 2009 was 86.9% compared to 81.4% for 2008. Loss and loss adjustment expenses for 2009 were $163.3 million, or 65.1% of net premiums earned, compared to $176.4 million, or 60.9% of net premiums earned, for 2008. Total underwriting expenses for 2009 were $54.0 million, or 21.5% of net premiums earned, compared to $55.9 million, or 19.3% of net premiums earned, for 2008.

Commenting on these results, Allen Bradley, AMERISAFE’s Chairman, President and Chief Executive Officer, stated, “In terms of loss experience the fourth quarter was disappointing. Yet Amerisafe continues to produce an underwriting profit despite these losses, the protracted soft insurance market cycle and economic pressures on the classes of business we insure. The AMERISAFE team is committed to operating efficiently throughout cycles and maintaining profitability by appropriate risk selection and effective claims management, as evidenced in our superb combined ratio of 86.9% and return on average equity of 16.0%. Making prudent business decisions in the current market bodes well for our Company’s ability to build long-term shareholder value.”

Share Repurchase Plan

AMERISAFE also announced today that its Board of Directors has authorized a share repurchase program of the company’s common stock. The program will have an authorized limit of up to $25 million and will expire on December 31, 2010.

“With the redemption of all outstanding convertible preferred stock now behind us, we are free to return capital to shareholders by opportunistically repurchasing shares when conditions warrant,” said Bradley. “We’ve more than doubled AMERISAFE’s book value since becoming a public company just over four years ago. This stock repurchase program will allow us to leverage that growth to further enhance shareholder value.”

Conference Call Information

AMERISAFE has scheduled a conference call for March 2, 2010, at 9:00 a.m. Eastern Time. To participate in the conference call dial 480-629-9771 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through March 9, 2010. To access the replay, dial 303-590-3030 and use the pass code 4207007#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, agriculture, logging, oil and gas, and maritime. AMERISAFE actively markets workers’ compensation insurance in 30 states and the District of Columbia. The Company’s financial strength rating is “A-” (Excellent) by A.M. Best.

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including, but not limited to, the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2008. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(unaudited)
Revenues:
Gross premiums written	$49,369	$65,102	$256,454	$307,841
Ceded premiums written	(6,043)	(5,620)	(20,158)	(19,650)

Net premiums written	$43,326	$59,482	$236,296	$288,191

Net premiums earned	$56,970	$71,766	$250,896	$289,493
Net investment income	6,783	8,064	28,014	30,998
Net realized gains (losses) on investments	34	(15,996)	2,033	(18,856)
Fee and other income	185	172	1,268	742

Total revenues	63,972	64,006	282,211	302,377

Expenses:
Loss and loss adjustment expenses incurred	42,669	37,172	163,316	176,389
Underwriting and other operating costs	12,179	12,799	53,957	55,936
Interest expense	399	380	1,810	2,460
Policyholder dividends	247	2,941	770	3,504

Total expenses	55,494	53,292	219,853	238,289

Income before taxes	8,478	10,714	62,358	64,088
Income tax expense	1,881	4,977	15,927	20,242

Net income	6,597	5,737	46,431	43,846
Redemption premium	(875)	—	(875)	—

Net income available to common shareholders	$5,722	$5,737	$45,556	$43,846

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(unaudited)
Basic EPS:
Net income available to common shareholders	$5,722	$5,737	$45,556	$43,846

Portion allocable to common shareholders	94.1%	94.1%	94.1%	94.0%

Net income allocable to common shareholders	$5,385	$5,399	$42,869	$41,215

Basic weighted average common shares	18,878,092	18,830,743	18,860,197	18,814,508
Basic earnings per share	$0.29	$0.29	$2.27	$2.19

Diluted EPS:
Net income allocable to common shareholders	$5,385	$5,399	$42,869	$41,215

Diluted weighted average common shares:
Weighted average common shares	18,878,092	18,830,743	18,860,197	18,814,508
Stock options	438,165	351,752	396,254	304,390
Restricted stock	2,626	15,320	11,844	22,790

Diluted weighted average common shares	19,318,883	19,197,815	19,268,295	19,141,688

Diluted earnings per common share	$0.28	$0.28	$2.22	$2.15

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	December 31, 2009	December 31, 2008
	(unaudited)
Assets
Investments	$737,297	$704,707
Cash and cash equivalents	63,188	95,266
Amounts recoverable from reinsurers	81,878	67,763
Premiums receivable, net	151,570	156,567
Deferred income taxes	28,489	33,580
Deferred policy acquisition costs	18,128	20,289
Deferred charges	3,030	3,381
Other assets	35,229	26,280

	$1,118,809	$1,107,833

Liabilities, redeemable preferred stock and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$534,655	$531,293
Unearned premiums	122,500	137,100
Insurance-related assessments	40,072	42,505
Subordinated debt securities	36,090	36,090
Other liabilities	83,075	82,573

Redeemable preferred stock	—	25,000

Total shareholders’ equity	302,417	253,272

Total liabilities, redeemable preferred stock and shareholders’ equity	$1,118,809	$1,107,833

AMERISAFE, INC. AND SUBSIDIARIES

Selected Insurance Ratios

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(unaudited)
Current accident year loss ratio (1)	90.2%	64.8%	73.8%	68.0%
Prior accident year loss ratio (2)	(15.3)%	(13.0)%	(8.7)%	(7.1)%

Net loss ratio	74.9%	51.8%	65.1%	60.9%

Net underwriting expense ratio (3)	21.4%	17.8%	21.5%	19.3%
Net dividend ratio (4)	0.4%	4.1%	0.3%	1.2%
Net combined ratio (5)	96.7%	73.7%	86.9%	81.4%
Return on average equity (6)	8.5%	8.4%	16.0%	17.1%
Operating return on average equity	8.5%	27.8%	15.4%	23.2%

(1)	The current accident year loss ratio is calculated by dividing loss and loss adjustment expenses incurred for the current accident year by the current year’s net premiums earned.
(2)	The prior accident year loss ratio is calculated by dividing the change in loss and loss adjustment expenses incurred for prior accident years by the current year’s net premiums earned.
(3)	The net underwriting expense ratio is calculated by dividing underwriting and certain other operating costs by the current year’s net premiums earned.
(4)	The net dividend ratio is calculated by dividing policyholder dividends by the current year’s net premiums earned.
(5)	The net combined ratio is the sum of the net loss ratio, the net underwriting expense ratio and the net dividend ratio.
(6)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity, including redeemable preferred stock for the applicable period.

AMERISAFE, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(dollars in thousands)
Net income	$6,597	$5,737	$46,431	$43,846
Less: Net realized capital gains (losses)	34	(15,996)	2,033	(18,856)
Tax effect (1)	11	2,640	(11)	3,641

Operating net income (2)	6,552	19,093	44,409	59,061

Average shareholders’ equity (3)	$311,346	$272,615	$290,345	$255,921
Less: Average other comprehensive income (loss)	2,274	(1,678)	1,787	1,204

Adjusted average shareholders’ equity	309,072	274,293	288,558	254,717

Diluted weighted average common shares	19,318,883	19,197,815	19,268,295	19,141,688
Portion allocable to common shareholders	94.1%	94.1%	94.1%	94.0%

Return on average equity	8.5%	8.4%	16.0%	17.1%
Operating return on average equity (2)	8.5%	27.8%	15.4%	23.2%
Diluted earnings per common share	$0.28	$0.28	$2.22	$2.15
Operating earnings per common share (2)	$0.32	$0.94	$2.17	$2.90

(1)	The tax effect of net realized capital gains (losses) is calculated assuming an annual tax rate of 35%.
(2)	Operating net income, operating return on average equity and operating earnings per share are non-GAAP financial measures, and management believes that investor’s understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.
(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity, including redeemable preferred for the same period used in determining the numerator. On December 31, 2009, the Company redeemed all outstanding shares of its Series C and D redeemable preferred stock for $25.9 million.